EXHIBIT 99

COCA-COLA ENTERPRISES INC.                                                       PRESS RELEASE

CONTACT:  Laura Asman - Media Relations
                     (770) 989-3023

                     Margaret Carton - Institutional-Investor Relations
                      (770) 989-3622

                     Helene Krupp - Share-Owner Relations
                     (770) 989-3620

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. RESTARTS

SHARE REPURCHASE PROGRAM

     ATLANTA, November 12, 1999 -- Coca-Cola Enterprises today announced that the Company would restart share repurchase activity effective immediately under the 30 million share repurchase program authorized by the Board of Directors on April 11, 1996. Approximately 15 million shares remain available under this program. Between 1996 and 1999, approximately 15 million shares were repurchased by the Company.

     Coca-Cola Enterprises may use the share repurchase program to repurchase shares in the open market as well as in privately negotiated transactions based on prevailing market conditions. Repurchased shares will be available for general corporate purposes including financing acquisitions and funding various existing employee benefits and compensation plans.

     "We are initiating share repurchase sooner than expected because of the compelling opportunity the market has afforded us and our positive outlook on the fourth quarter of 1999 and for 2000," stated Henry A. Schimberg, president and chief executive officer of Coca-Cola Enterprises. "North American volume continues to improve thus far in the fourth quarter and we are confident we can deliver our stated 1999 objectives."

     Mr. Schimberg added, "For 2000, we see continued price improvement as well as stronger volume results. Based on our volume expectations for 1999 and 2000, our capacity related capital requirements have decreased and we expect approximately $200 million in positive free cash flow in 2000. This free cash flow will allow us to continue share repurchase in 2000 while also reducing debt."

     Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 74 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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